February 20. 1996

Mr. John Costello, Assistant Treasurer

Fidelity School Street Trust (the trust):
Fidelity Limited Term Municipal Income Fund
Spartan Bond Strategist (the funds)

82 Devonshire Street
Boston, Massachusetts 02109

Dear Mr. Costello:

Fidelity School Street Trust (the trust) is a Massachusetts business trust created under the name Fidelity Municipal Bond Fund under a written Declaration of Trust executed and delivered in Boston, Massachusetts on September 10, 1976. The trust's name was changed to Fidelity Mid-Term Municipals by a Supplement to the Declaration of Trust dated February 28, 1977 and filed with the Secretary of the Commonwealth of Massachusetts (the
Commonwealth) on March 1, 1977. A Supplement to the
Declaration of Trust was dated and filed with the Secretary of the Commonwealth on March 28, 1977. The trust's name was further changed to Fidelity Limited Term Municipals by a Supplement to the Declaration of Trust dated and filed with the Secretary of the Commonwealth on April 15, 1977. A Supplement to the
Declaration of Trust was dated and filed with the Secretary of the Commonwealth on September 14, 1978. An Amended and Restated
Declaration of Trust, dated March 1, 1987, was filed with the Secretary of the Commonwealth on March 24, 1987. Another
Supplement to the Declaration of Trust was filed with the Secretary of the Commonwealth on November 30, 1988. The trust's name was further changed to Fidelity School Street Trust by a Supplement to the Declaration of Trust, dated June 17, 1993, and filed with the Secretary of the Commonwealth on July 1, 1993. An
Amended and Restated Declaration of Trust was executed on January 19, 1995 and filed with the Secretary of the Commonwealth on February 14, 1995.
I have conducted such legal and factual inquiry as I have deemed necessary for the purpose of rendering this opinion.
Capitalized terms used herein, and not otherwise herein defined, are used as defined in the Declaration of Trust.
Under Article III, Section 1, of the Declaration of Trust, the beneficial interest in the Trust shall be divided into such transferable Shares of one or more separate and distinct Series or classes as the Trustees shall from time to time create and establish. The number of Shares is unlimited and each Share shall be without par value and shall be fully paid and non-assessable. The Trustees shall have full power and authority, in their sole discretion and without obtaining any prior authorization or vote of the Shareholders or any Series or class of Shareholders of the Trust, to create and establish (and to change in any manner) Shares or any Series or classes thereof with such preferences, voting powers, rights and privileges as the Trustees may from time to time determine, to divide or combine the Shares or any Series or classes thereof into a greater or lesser number, to classify or reclassify any issued Shares into one or more Series of Shares, to abolish any one or more Series or classes of Shares, and to take such other action with respect to the Shares as the Trustees may deem desirable.
Under Article III, Section 4, the Trustees shall accept investments in the Trust from such persons and on such terms as they may from time to time authorize. Such investments may be in the form of cash or securities in which the appropriate Series is authorized to invest, valued as provided in Article X, Section 3. After the date of the initial contribution of capital, the number of Shares to represent the initial contribution may in the Trustees' discretion be considered as outstanding and the amount received by the Trustees on the account of the contribution shall be treated as an asset of the Trust. Subsequent investments in the Trust shall be credited to each Shareholder's account in the form of full Shares at the Net Asset
Value per Share next determined after the investment is received; provided, however, that the Trustees may, in their sole discretion,
(a) impose a sales charge upon investments in the Trust and (b) issue fractional Shares.
By a vote adopted on September 10, 1976 and amended on February 22, 1985, the Board of Trustees authorized the issue and sale, from time to time, of an unlimited number of shares of beneficial interest of the trust in accordance with the terms included in the current Registration Statement and subject to the limitations of the Declaration of Trust and any amendments thereto.
I understand from you that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the trust has registered an indefinite amount of shares of beneficial interest under the Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, the trust intends to file with the Securities and Exchange Commission a Notice making definite the registration of 41,406,591 shares of the trust (the "Shares") sold in reliance upon Rule 24f-2 during the fiscal year ended December 31, 1995.
I am of the opinion that all necessary trust action precedent to the issue of Shares has been duly taken, and that all the Shares were legally and validly issued, and are fully paid and non assessable, except as described in the funds' Statements of Additional
Information under the heading "Shareholder and Trustee Liability."
In rendering this opinion, I rely on the representation by the trust that it or its agent received consideration for the Shares in accordance with the Declaration of Trust and I express no opinion as to compliance with the Securities Act of 1933, the Investment
Company Act of 1940 or applicable state "Blue Sky" or securities laws in connection with sales of the Shares.
I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with a Rule 24f-2 Notice which you are about to file under the 1940 Act with said commission.
Sincerely,

/s/ Arthur S. Loring
Arthur S. Loring
Vice President-Legal